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                             STARBUCKS CORPORATION

                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except earnings per share)


                                                                        September 29,   October 1,    October 2,
                                                                             1996          1995          1994
                                                                        -------------   ----------    ----------
CALCULATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

  Net earnings                                                             $42,128       $26,102       $10,206
                                                                           =======       =======       =======
  Weighted average shares outstanding calculation:
   Weighted average number of common shares outstanding                     73,849        68,898        56,936
   Dilutive effect of outstanding common stock options and warrants          3,115         2,411         2,782
                                                                           -------       -------       -------
  Weighted average shares outstanding                                       76,964        71,309        59,718
                                                                           =======       =======       =======
Earnings per share                                                         $  0.55       $  0.37       $  0.17
                                                                           =======       =======       =======
CALCULATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY-DILUTED: (1)

  Net earnings calculation:
    Net earnings                                                           $42,128       $26,102       $10,206
    Add after tax interest expense on debentures                             1,248            --            --
    Add after tax amortization of issuance costs related to the
      debentures                                                                93            --            --
                                                                           -------       -------       -------
  Adjusted net earnings                                                    $43,469       $26,102       $10,206
                                                                           =======       =======       =======
  Weighted average shares outstanding calculation:
    Weighted average number of common shares outstanding                    73,849        68,898        56,936
    Dilutive effect of outstanding common stock options and warrants         3,956         3,011         2,821
    Assuming conversion of convertible subordinated debentures               3,026            --            --
                                                                           -------       -------       -------
    Weighted average shares outstanding                                     80,831        71,909        59,757
                                                                           =======       =======       =======
  Earnings per common and common equivalent share - fully-diluted          $  0.54       $  0.36       $  0.17
                                                                           =======       =======       =======
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(1) - Fully-diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.